Exhibit 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is dated as of June 23, 2006 and is made by and among ARCH COAL, INC., a Delaware corporation (the “Borrower”), the BANKS party to the Credit Agreement (as hereinafter defined), CITICORP USA, INC., JPMORGAN CHASE BANK, N.A. and WACHOVIA BANK, NATIONAL ASSOCIATION, each in its capacity as co-syndication agent, and BANK OF AMERICA, N.A. (successor by merger to FLEET NATIONAL BANK), as documentation agent, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Banks.
     WHEREAS, the parties hereto are parties to that certain Credit Agreement dated as of December 22, 2004 (the “Credit Agreement”), pursuant to which the Banks provided a $700,000,000 revolving credit facility to the Borrower; and
     WHEREAS, the Borrower, the Banks and the Administrative Agent desire to amend the Credit Agreement as hereinafter provided.
     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:
     1. Definitions.
     Capitalized terms used herein unless otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended by this Amendment.
     2. Amendments to Credit Agreement.
     (a) Existing Definitions. Section 1.1 [Certain Definitions] of the Credit Agreement is hereby amended as follows:
          (i) The definition of “Applicable Commitment Fee Rate” is hereby amended and restated in its entirety as follows:
     “Applicable Commitment Fee Rate shall mean, as applicable:
     (A) for periods prior to the First Amendment Effective Date:
(i) a rate of .50% per annum for any period when Revolving Usage is less than 33% of the aggregate Revolving Credit Commitments,
(ii) a rate of .375% per annum for any period when Revolving Usage is greater than or equal to 33% of the aggregate Revolving Credit Commitments but less than 66% of the aggregate Revolving Credit Commitments, and
(iii) a rate of .250% per annum for any period when Revolving Usage is greater than or equal to 66% of the aggregate Revolving Credit Commitments; and
     (B) for periods on and after the First Amendment Effective Date, the rate per annum at the indicated rating level of Leverage Ratio in effect from time to time as set forth in the pricing grid on Part II of Schedule 1.1(A) below the heading ‘Commitment Fee’.

     Notwithstanding the foregoing, it is expressly agreed that the Applicable Commitment Fee Rate shall be such amount as set forth in the pricing grid on Part II of Schedule 1.1(A) in Rating Level III thereof for the period beginning on the First Amendment Effective Date and ending on and including the date of the delivery of the financial statements and related Compliance Certificate as required pursuant to Section 7.3.3 [Certificate of the Borrower] hereof with respect to the fiscal quarter of the Borrower ended June 30, 2006, and thereafter the Applicable Commitment Fee Rate shall be the amount determined under clause (B) above, as determined in accordance with the parameters set forth on Part II of Schedule 1.1(A).”
(ii) The definition of “Applicable Letter of Credit Fee Rate” is hereby amended and restated in its entirety as follows:
     “Applicable Letter of Credit Fee Rate shall mean, as applicable:
     (A) for periods prior to the First Amendment Effective Date, the rate per annum at the indicated rating level of Debt Rating in effect from time to time as set forth in the pricing grid on Part I of Schedule 1.1(A) below the heading ‘Letter of Credit Fee’, and
     (B) for periods on and after the First Amendment Effective Date, the rate per annum at the indicated rating level of Leverage Ratio in effect from time to time as set forth in the pricing grid on Part II of Schedule 1.1(A) below the heading ‘Letter of Credit Fee.’
Notwithstanding the foregoing, it is expressly agreed that for the period commencing on the Closing Date and through and including June 30, 2005, the Applicable Letter of Credit Fee Rate shall be such amount as determined in accordance with Part I of Schedule 1.1(A) but no less than the amount set forth in the pricing grid in Rating Level III thereof. Commencing on July 1, 2005 and through but not including the First Amendment Effective Date the Applicable Letter of Credit Fee Rate shall be the amount determined under clause (A) above, as determined in accordance with the parameters set forth on Part I of Schedule 1.1(A). For the period beginning on the First Amendment Effective Date and ending on and including the date of the delivery of the financial statements and related Compliance Certificate as required pursuant to Section 7.3.3 [Certificate of the Borrower] hereof with respect to the fiscal quarter of the Borrower ended June 30, 2006, it is expressly agreed that the Applicable Letter of Credit Fee Rate shall be the amount set forth on Part II of Schedule 1.1(A) in the pricing grid in Rating Level III thereof, and thereafter the Applicable Letter of Credit Fee Rate shall be the amount determined under clause (B) above, as determined in accordance with the parameters set forth on Part II of Schedule 1.1(A).”
(iii) The definition of “Applicable Margin” is hereby amended and restated in its entirety as follows:
     “Applicable Margin shall mean, as applicable:
     (A) for periods prior to the First Amendment Effective Date:
(i) the percentage spread to be added to Euro-Rate under the Euro-Rate Option at the indicated rating level of Debt Rating in effect from time to time as set forth in the pricing grid on Part I of Schedule 1.1(A) below the heading ‘Revolving Credit Euro-Rate Spread,’ or

(ii) the percentage spread to be added to the Base Rate under the Base Rate Option at the indicated rating level of Debt Rating in effect from time to time as set forth in the pricing grid on Part I of Schedule 1.1(A) below the heading ‘Revolving Credit Base Rate Spread’; and
(B) for periods on and after the First Amendment Effective Date:
(i) the percentage spread to be added to Euro-Rate under the Euro-Rate Option at the indicated rating level of Leverage Ratio in effect from time to time as set forth in the pricing grid on Part II of Schedule 1.1(A) below the heading ‘Revolving Credit Euro-Rate Spread,’ or
(ii) the percentage spread to be added to the Base Rate under the Base Rate Option at the indicated rating level of Leverage Ratio in effect from time to time as set forth in the pricing grid on Part II of Schedule 1.1(A) below the heading ‘Revolving Credit Base Rate Spread’.
The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).
Notwithstanding the foregoing, it is expressly agreed that for the period commencing on the Closing Date and through and including June 30, 2005, the Applicable Margin shall be such amount as determined in accordance with Part I of Schedule 1.1(A) but no less than the amount set forth in the pricing grid in Rating Level III thereof. Commencing on July 1, 2005 and through but not including the First Amendment Effective Date the Applicable Margin shall be the amount determined under clause (A) above, as determined in accordance with the parameters set forth on Part I of Schedule 1.1(A). For the period beginning on the First Amendment Effective Date and ending on and including the date of the delivery of the financial statements and related Compliance Certificate as required pursuant to Section 7.3.3 [Certificate of the Borrower] hereof with respect to the fiscal quarter of the Borrower ended June 30, 2006, it is expressly agreed that the Applicable Margin shall be the amount set forth on Part II of Schedule 1.1(A) in the pricing grid in Rating Level III thereof, and thereafter the Applicable Margin shall be the amount determined under clause (B) above, as determined in accordance with the parameters set forth on Part II of Schedule 1.1(A).”
(iv) The definition of “Documentation Agent” is hereby amended and restated in its entirety as follows:
     “Documentation Agent shall mean Bank of America, N.A. (as successor by merger to Fleet National Bank) in its capacity as documentation agent for the Banks under this Agreement.”
(v) The definition of “Expiration Date” is hereby amended and restated in its entirety as follows:
     “Expiration Date shall mean, with respect to the Revolving Credit Commitments and Swing Loan Commitment, June 23, 2011.”
(vi) The definition of “Permitted Joint Venture” is hereby amended and restated in its entirety as follows:

     “Permitted Joint Venture shall mean any Person (i) with respect to which the ownership of equity interests thereof by the Borrower or any Subsidiary of the Borrower is accounted for in accordance with the “equity method” in accordance with GAAP; (ii) engaged in a line of business permitted by Section 7.2.7 [Continuation of or Change in Business]; and (iii) with respect to which the equity interests thereof were acquired by the Borrower or Subsidiary of the Borrower in an arms-length transaction; provided that any such Person shall be treated for purposes of this Agreement as a Subsidiary and not a Permitted Joint Venture if (A) the Borrower has management control over the operations of such Person and (B) the Borrower owns directly or indirectly at least fifty percent (50%) of the economic equity interest in such Person.”
(vii) The definition of “Permitted Receivables Financing” is hereby amended and restated in its entirety as follows:
     “Permitted Receivables Financing shall mean a transaction or series of transactions pursuant to which a Securitization Subsidiary purchases Receivables Assets or interests therein from the Borrower or any Subsidiary of the Borrower and finances such Receivables Assets or interests therein through the issuance of Indebtedness or equity interests or through the sale of such Receivables Assets or interests therein; provided that (a) the Board of Directors of the Borrower shall have approved such transaction, (b) no portion of the Indebtedness of a Securitization Subsidiary is guarantied by or is recourse to the Borrower or any of its other Subsidiaries (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall related to the collectibility of such Receivables Assets), and (c) neither the Borrower nor any of its other Subsidiaries has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition. The February, 2006 Receivables Financing is a Permitted Receivables Financing.”
(viii) The definition of “Revolving Credit Commitment” is hereby amended and restated in its entirety as follows:
     “Revolving Credit Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled ‘Amount of Commitment for Revolving Credit Loans,’ and thereafter as determined by the Administrative Agent after giving effect to each applicable Bank Joinder and Assignment and Assumption Agreement executed by such Bank and delivered to the Administrative Agent, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.”
     (b) New Definitions. Section 1.1 [Certain Definitions] of the Credit Agreement is hereby further amended to add the following new definitions with each new definition to be inserted in correct alphabetical order therein:
     “Additional Bank shall have the meaning assigned to that term in Section 10.11.5 [Joinder of an Additional Bank, etc.].”
     “Bank Joinder shall mean a Bank Joinder and Assumption Agreement substantially in the form of Exhibit 1.1(B)(1).”
     “February, 2006 Receivables Financing shall mean the receivables financing pursuant to the following agreements each dated February 3, 2006, as subsequently amended: (1) Purchase and Sale Agreement by and among Arch Coal Sales Company, Inc., certain of the Borrower’s Subsidiaries as the Originators thereunder and the Borrower, (2) the Sale and Contribution Agreement by and among the Borrower and Arch Receivable Company, LLC, (3) the Receivables Purchase Agreement by and among Arch Receivable Company, LLC, Arch Coal Sales Company, Inc., Market Street Funding LLC, as issuer, certain financial institutions from time to time parties thereto, as LC Participants (as defined therein), and PNC Bank, National Association, as

Administrator on behalf of the Purchasers and as LC Bank, and (4) other related agreements and documents.”
     “First Amendment shall mean that certain First Amendment to Credit Agreement, dated as of June 23, 2006, among the Borrower, the Banks, the Administrative Agent and the other Agents.”
     “First Amendment Effective Date shall mean the effective date of the First Amendment, which date is June 23, 2006.”
     “Special Joint Venture shall have the meaning assigned to that term in Section 7.1.12 [Collateral; Further Assurances].”
     (c) Issuance of Letters of Credit. Section 2.9.1 [Issuance of Letters of Credit] of the Credit Agreement is hereby amended by deleting the Dollar amount of “$600,000,000” appearing in clause (B) (i) of the first paragraph of such section and inserting in lieu thereof the Dollar amount “$700,000,000”.
     (d) Right to Increase Revolving Credit Commitments. Article 2 [Revolving Credit and Swing Loan Facilities] of the Credit Agreement is hereby amended by inserting the following new Section 2.10 immediately after Section 2.9 [Letter of Credit Subfacility] appearing therein:
“2.10 Right to Increase Commitments.
     Provided that there is no Event of Default or Potential Default, if on or after the First Amendment Effective Date the Borrower wishes to increase the Revolving Credit Commitments, the Borrower shall notify the Administrative Agent thereof, provided that any such increase shall be in a minimum of $25,000,000 and the aggregate of all such increases in the Revolving Credit Commitments shall not exceed $100,000,000. The increased commitments shall be available to Banks and to any additional bank proposed by the Borrower, which is approved by the Administrative Agent (which approval shall not be unreasonably withheld) and allocated in such a manner as the Borrower, the Administrative Agent and those increasing Banks and new banks shall agree, provided, however, that each new bank shall become a party to this Agreement pursuant to Section 10.11 [Successors and Assigns]. In the event of any such increase in the aggregate Revolving Credit Commitments effected pursuant to the terms of this Section 2.10, new Revolving Credit Notes shall, to the extent necessary, be executed and delivered by the Borrower in exchange for the surrender of the existing Revolving Credit Notes. Without limiting the generality of Section 7.1.12 [Collateral; Further Assurances], in the event the Borrower exercises its rights under this Section 2.10, the Borrower shall and shall cause each Loan Party, at its expense and within sixty (60) days following the date of the increase of the Revolving Credit Commitments, to execute, deliver and record amendments to each Mortgage (with such amendments to be in form and substance reasonably satisfactory to the Administrative Agent), to reflect any such increase in the Revolving Credit Commitments as required by applicable Law or as the Administrative Agent, in its reasonable discretion, may require.”
     (e) Interest Rate Options. Section 3.1.1 [Interest Rate Options] of the Credit Agreement is hereby amended by deleting the second and third to last sentences thereof and inserting in lieu thereof the following:
“Notwithstanding the foregoing, for the period commencing on the Closing Date through and including June 30, 2005, the Applicable Margin shall be the amount determined in accordance with the parameters set forth in Part I of Schedule 1.1(A) but shall be no less than the amount set forth in the pricing grid under Rating Level III thereof. Commencing on July 1, 2005 and thereafter through but not including the First Amendment Effective Date, the Applicable Margin shall be determined based upon the applicable Debt Rating in effect from time to time, as set forth in Part I of Schedule 1.1(A). For the period commencing on the First Amendment Effective Date through and including the date of the delivery of the financial statements and related Compliance Certificate as required by Section 7.3.3 [Certificate of the Borrower] hereof with respect to the fiscal quarter of the Borrower ended June 30, 2006, the Applicable Margin shall be the amount set forth on Part II of Schedule 1.1(A) in the pricing grid in Rating Level III thereof, and thereafter the Applicable Margin shall be determined based upon the applicable Leverage Ratio in effect from time to time, as set forth in Part II of Schedule 1.1(A) in accordance with the parameters thereof.”
     (f) Change in Fees or Interest Rates. The first paragraph of Section 3.1.3 [Change in Fees or Interest Rates] of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “If the Applicable Margin or Applicable Commitment Fee Rate is increased or reduced with respect to any period prior to the First Amendment Effective Date for which the Borrower has already paid interest or Commitment Fees, the Administrative Agent shall recalculate the additional interest or Commitment Fees due from or to the Borrower and shall, within fifteen (15) Business Days after the Borrower notifies the Administrative Agent of any change in the Debt Rating, give the Borrower and the Banks notice of such recalculation. If the Applicable Margin or Applicable Commitment Fee Rate is increased or reduced with respect to any period on or after the First Amendment Effective Date for which the Borrower has already paid interest or Commitment Fees, the Administrative Agent shall recalculate the additional interest or Commitment Fees due from or to the Borrower and shall, within fifteen (15) Business Days after the Borrower notifies the Administrative Agent of such increase or decrease, give the Borrower and the Banks notice of such recalculation.”
     (g) Mandatory Reduction of Commitments. Section 4.4.5 [Mandatory Reduction of Commitments] of the Credit Agreement is hereby amended by deleting the Dollar amount “$100,000,000” appearing in the last sentence thereof and inserting in lieu thereof the Dollar amount “$200,000,000”.
     (h) Financial Projections. Clause (iii) [Financial Projections] of Section 5.1.7 [Financial Statements] of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(iii) Financial Projections.
     On or before the Closing Date, the Borrower has delivered to the Administrative Agent financial projections of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, for the period January 1, 2004 through and including December 31, 2008 derived from various assumptions of the Borrower’s management (the ‘Original Financial Projections’). On or before the First Amendment Effective Date, the Borrower has delivered to the Administrative Agent updated financial projections of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, for the period January 1, 2006 through and including December 31, 2008 derived from various assumptions of the Borrower’s management (the ‘Updated Financial Projections’ and together with the Original Financial Projections, sometimes collectively referred to as the ‘Financial Projections’). The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management. The Financial Projections accurately reflect, in all material respects on a consolidated basis, the liabilities of the Borrower and its Subsidiaries upon consummation of the transactions contemplated hereby, including, without limitation the transactions contemplated as of the Closing Date and as of the First Amendment Effective Date.”
     (i) Use of Proceeds. Section 7.1.9 [Use of Proceeds] of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.1.9 Use of Proceeds.
     The Borrower will use the Letters of Credit and the proceeds of the Loans only (i) to refinance indebtedness under the Existing Credit Agreement, and (ii) for general corporate purposes and for working capital of the Loan Parties, including, without limitation, that: (A) proceeds of Loans may be used by the Borrower to make loans to or investments in the Arch Western Group or any Bonding Subsidiary, (B) proceeds of Loans may be used, subject to Section 7.1.16 [Purchase, Redemption or Defeasance of AWR Senior Notes], for purchase, redemption or defeasance of the AWR Senior Notes, and (C) Letters of Credit may be issued for the benefit or the use of any member of the Arch Western Group or any Bonding Subsidiary. The use of the Letters of Credit and the proceeds of the Loans shall not be for any purpose which contravenes any applicable Law or any provision of this Agreement or any other Loan Document.”
     (j) Collateral; Further Assurances. Section 7.1.12 [Collateral; Further Assurances] of the Credit Agreement is hereby amended by inserting at the end thereof the following new paragraphs:
     “Without limiting the generality of any of the foregoing in this Section 7.1.12, the Borrower shall and shall cause each Loan Party, within sixty (60) days following the First Amendment Effective Date, or such later date as reasonably acceptable to the Administrative Agent, at the Borrower’s and such Loan Party’s expense to record such amendments to each Mortgage as required by applicable Law, with such amendments to be in form and substance reasonably satisfactory to the Administrative Agent, to reflect the extended Expiration Date, as amended by the First Amendment.
     Notwithstanding the foregoing provisions of this Section 7.1.12, if a Person becomes a Significant Subsidiary of the Borrower either: (i) as a result of any Investment in such Person as a Permitted Joint Venture permitted by Section 7.2.6 [Subsidiaries, Partnerships and Joint Ventures], or (ii) as a result of any Investment in such Person pursuant to an Investment permitted by clause (viii) of Section 7.2.14 [Loans and Investments] (a Person described in the immediately preceding clause (i) or clause (ii) is sometimes referred to as a ‘Special Joint Venture’), such Special Joint Venture shall not be required to become a Loan Party (including, without limitation such Special Joint Venture shall not be required to provide the Collateral required pursuant to this Section 7.1.12) nor shall the Borrower or any Subsidiary of the Borrower be required to pledge the equity interests of such Special Joint Venture if and only if and to the extent that the limited liability company agreement, limited partnership agreement, joint venture agreement, general partnership agreement or other constituent documents of such Special Joint Venture or other material agreement related to the Investment in such Special Joint Venture would prohibit the granting of such Liens or prohibit such Special Joint Venture from being a Loan Party under the Loan Documents.”
     (k) Commitment Reduction Related to Certain Permitted Receivables Financing. Section 7.1.15 [Commitment Reduction Related to Certain Permitted Receivables Financing] of the Credit Agreement is hereby amended by deleting the Dollar amount “$100,000,000” appearing in clause (i) of such Section and inserting in lieu thereof the Dollar amount “$200,000,000.”
     (l) Purchase, Redemption or Defeasance of AWR Senior Notes. The Credit Agreement is hereby amended to add to Section 7.1 [Affirmative Covenants] the following new Section 7.1.16 [Purchase, Redemption or Defeasance of AWR Senior Notes] immediately following Section 7.1.15 [Commitment Reduction Related to Certain Permitted Receivables Financing]:
“7.1.16 Purchase, Redemption or Defeasance of AWR Senior Notes.
     Subject to the terms and conditions of this Agreement, proceeds of the Loans may be used to purchase, redeem or defease the AWR Senior Notes, so long as:

(i) after giving effect to such Loans the Revolving Credit Commitments shall exceed the Revolving Facility Usage by at least $100,000,000 and no Potential Default or Event of Default shall exist or be continuing;
(ii) all of the proceeds of such Loans are used to reduce the outstanding principal amount of the Eligible Note Receivable; and
(iii) the Borrower shall cause Arch Western and Arch Western Finance LLC to use the amount of each repayment of principal of the Eligible Note Receivable required by clause (ii) immediately above to purchase, redeem or defease the AWR Senior Notes.”
     (m) Liens, Guaranties. Section 7.2.2 [Liens; Guaranties] of the Credit Agreement is hereby amended by deleting the first paragraph thereof and inserting in lieu thereof the following:
     “The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) at any time create, incur, assume or suffer to exist any Lien on any of its respective property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except, in the case of the Borrower, any Bonding Subsidiary, the Arch Coal Group, Arch Western, any Securitization Subsidiary or any Subsidiary of Arch Western, Permitted Liens, and (ii) at any time, directly or indirectly, enter into any agreement (other than (A) the AWR Senior Notes Indenture, and (B) agreements relating to Permitted Receivables Financing), understanding or other arrangement which purports to prohibit or limit in any manner the ability of the Borrower or any Subsidiary of the Borrower to grant security interests or Liens with respect to any of its respective property or assets.”
     (n) Acquisitions, Etc. Section 7.2.3 [Liquidations, Mergers, Consolidations, Acquisitions] of the Credit Agreement is hereby amended by inserting immediately after clause (3) thereof and immediately before the period (“.”) therein the following:
     ”, and
     (4) the Borrower or any of its Subsidiaries may acquire by purchase, lease or otherwise all or substantially all of the assets or equity interests of a Securitization Subsidiary, and a Securitization Subsidiary may dissolve, liquidate or wind-up its affairs or become a party to any merger or consolidation”
     (o) Disposition of Assets. Section 7.2.4 is hereby amended by: (1) deleting the very last word (such word being the word “and”) in clause (iv) immediately following the “;” in the last line of such clause; and (2) amending and restating clause (v) in its entirety to read as set forth below and adding, immediately thereafter, new clause (vi):
     ”(v) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above or pursuant to clause(vi) below, provided, that with respect to any sale any sale, transfer or lease of assets, pursuant to this Section 7.2.4(v): (a) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition, (b) the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Sections 7.2.10 [Maximum Leverage Ratio], 7.2.11 [Maximum Senior Secured Leverage Ratio], and 7.2.12 [Minimum Interest Coverage Ratio] determined on a pro forma basis after giving effect to each such sale, transfer or lease of assets, and (c) the aggregate net book value, as determined in accordance with GAAP, of all assets so sold, transferred, or leased by the Borrower and its Subsidiaries as permitted by this clause (v) shall not exceed in any calendar year $75,000,000; and
     (vi) any sale, transfer, lease or disposition of assets for fair value as part of an Investment which is either (y) an Investment in a Permitted Joint Venture which is permitted by clause (1) or clause (2) of Section 7.2.6 [Subsidiaries, Partnerships and Joint Ventures], or (z) an Investment permitted by clause (viii) of Section 7.2.14 [Loans and Investments].”
     (p) Affiliate Transactions. Section 7.2.5 [Affiliate Transactions] of the Credit Agreement is hereby amended by deleting the word “and” appearing immediately before clause (iii) thereof and inserting immediately after clause (iii) thereof and immediately before the period (“.”) therein the following:
     ”, and (iv) this Section 7.2.5 shall not prohibit any transaction provided for in, or in connection with, a Permitted Receivables Financing”
     (q) Joint Ventures, Etc. Section 7.2.6 [Subsidiaries, Partnerships and Joint Ventures] of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “7.2.6 Subsidiaries, Partnerships and Joint Ventures.
     The Borrower shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) Subsidiaries (other than any Securitization Subsidiary which is the subject of clause (iii) below) which are not Significant Subsidiaries, (ii) any Significant Subsidiary which has complied with Section 10.18 [Requirements for Significant Subsidiaries], and (iii) any Securitization Subsidiary whose equity interests are pledged to the Collateral Agent for the benefit of the Banks (with the Pledge Agreement therefor to be in form and substance satisfactory to the Administrative Agent) and which has otherwise complied with Section 10.18 [Requirements for Significant Subsidiaries]. Neither the Borrower nor any Subsidiary of the Borrower shall become or agree to become a general or limited partner in any general or limited partnership, a member or manager of, or hold a limited liability company interest in, a limited liability company or a joint venturer or hold a joint venture interest in any joint venture, except that:
(1) the Loan Parties may, prior to the First Amendment Effective Date, make an Investment (as a general or limited partner in a partnership, as a member or manager of a limited liability company, as a holder of a limited liability company interest in a limited liability company, or as a joint venturer or holder of a joint venture interest in a joint venture) in a Permitted Joint Venture; provided, however, that the aggregate Investments permitted by this clause (1) of Section 7.2.6 in all such Permitted Joint Ventures shall not at any time exceed, for all Loan Parties and their Subsidiaries, the aggregate amount of $150,000,000;
(2) the Loan Parties may, on or after the First Amendment Effective Date, make an Investment in a Permitted Joint Venture, so long as the Borrower and its Subsidiaries at all times are in compliance with all requirements of the following clauses (A) through (H):
     (A) the Permitted Joint Venture is either a limited liability company or a limited partnership;
     (B) the Investment made in a Permitted Joint Venture permitted under clause(2)(A) immediately above is either (y) of the type described in clauses (i), (ii) or (iv) of the definition of Investment, or (z) of the type described in clauses (iii) or (v) of the definition of Investment and, on the date such Investment is made, the amount of the Guaranty or other obligation, as the case may be, is reasonably estimable;

     (C) other than the amount of an Investment permitted under clause (2)(B) immediately above of the type described in clause (iii) or clause (v) of the definition of Investment, there is no recourse to any Loan Party or any Subsidiary of any Loan Party for any Indebtedness or other liabilities or obligations (contingent or otherwise) of the Permitted Joint Venture;
     (D) at least five (5) Business Days prior to making any Investment in a Permitted Joint Venture which is otherwise permitted by this clause (2) of this Section 7.2.6, the Borrower shall have delivered to the Administrative Agent all material agreements, documents and instruments in connection with or related to such Investment;
     (E) the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Sections 7.2.10 [Maximum Leverage Ratio], 7.2.11 [Maximum Senior Secured Leverage Ratio], and 7.2.12 [Minimum Interest Coverage Ratio] determined on a pro forma basis after giving effect to each Investment permitted by this clause (2) of this Section 7.2.6 (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Investment as if such liabilities were incurred as of the first day of the applicable period of determination and, if the Permitted Joint Venture in which the Investment is made is a Special Subsidiary, then including in such computation the Appropriate Percentage of EBITDA of such Special Subsidiary as of the first day of the period of determination (with EBITDA of such Special Subsidiary based upon financial statements reasonably acceptable to the Administrative Agent)), and the Borrower shall have delivered to the Administrative Agent and each Bank a compliance certificate demonstrating such pro-forma compliance (such certificate to be in form and substance reasonably acceptable to the Administrative Agent) prior to making any Investment otherwise permitted by this clause (2) of this Section 7.2.6;
     (F) after giving effect to each Investment in a Permitted Joint Venture which is otherwise permitted by this clause (2) of this Section 7.2.6, the Revolving Credit Commitments shall exceed the Revolving Facility Usage by at least $75,000,000;
     (G) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to each Investment in a Permitted Joint Venture which is otherwise permitted by this clause (2) of this Section 7.2.6; and
     (H) without limiting the generality of clause (G) immediately above, after giving effect to each Investment otherwise permitted by this clause (2) of this Section 7.2.6, the Borrower and its Subsidiaries shall be in compliance with clause (v) of Section 7.2.14 [Loans and Investments];
(3) the Loan Parties may be general or limited partners in other Loan Parties or be members or managers of, or hold limited liability company interests in, other Loan Parties and except that the Borrower may hold a limited liability company interest in Arch Western and Arch Western may hold limited liability company interests in its Subsidiaries which are members of the Arch Western Group; and
(4) the Borrower and its Subsidiaries may be general or limited partners in, or be members or managers of, or hold limited liability company interests in, any Securitization Subsidiary.”

     (r) No Restriction in Agreements on Dividends, Loans. Section 7.2.13 [No Restriction in Agreements on Dividends or Certain Loans] of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “7.2.13 No Restriction in Agreements on Dividends or Certain Loans.
     The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be bound by any agreement which prohibits or restricts, in any manner, the payment of dividends (whether in cash, securities, property or otherwise), other than: (i) restrictions applicable to Arch Western set forth in the Arch Western LLC Agreement, (ii) restrictions that are applicable to the Arch Western Group as set forth in the AWR Senior Notes Indenture, and (iii) restrictions applicable to a Securitization Subsidiary in connection with a Permitted Receivables Financing. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be bound by any agreement which prohibits or restricts, in any manner the making of any loan to the Borrower by any member of the Arch Western Group, other than (i) restrictions applicable to Arch Western set forth in the Arch Western LLC Agreement, (ii) restrictions that are applicable to the Arch Western Group as set forth in the AWR Senior Notes Indenture, and (iii) restrictions applicable to a Securitization Subsidiary in connection with a Permitted Receivables Financing.”
     (s) Certain Investments. Clause (vi) of Section 7.2.14 [Loans and Investments] of the Credit Agreement is hereby amended and restated in its entirety as follows:
"(vi) loans by the Borrower to any Bonding Subsidiary or reimbursement obligations by the Borrower to an Issuing Bank with respect to any Letter of Credit issued for the direct or indirect benefit of, any member of the Arch Western Group or any Bonding Subsidiary; provided, however, that: (x) prior to any Letter of Credit being issued for the direct or indirect benefit of any member of the Arch Western Group or any Bonding Subsidiary, the applicable member of the Arch Western Group or applicable Bonding Subsidiary, as the case may be, shall have entered into a customary reimbursement agreement with Borrower with respect to such Letter of Credit, and Borrower shall have provided a copy of such reimbursement agreement to the Administrative Agent; (y) prior to any loan being made to any Bonding Subsidiary, such loan shall be evidenced by a note, reasonably satisfactory to the Administrative Agent, and such note shall be pledged pursuant to the applicable Collateral Document to the Collateral Agent for the benefit of the Banks, and (z) any loans by the Borrower to any Bonding Subsidiary or any reimbursement obligations by the Borrower to an Issuing Bank with respect to any Letter of Credit issued for the benefit of any Bonding Subsidiary shall in each and every case be subject to Section 7.2.17 [Transactions with Respect to AWAC; Transactions With Respect to the Bonding Subsidiaries];”
     (t) Certain Investments. Clause (viii) of Section 7.2.14 [Loans and Investments] of the Credit Agreement is hereby amended and restated in its entirety as follows:
"(viii) other Investments, in connection with or related to the operations of the Borrower and its Subsidiaries, not exceeding $100,000,000 in the aggregate in any fiscal year (the “Annual Maximum Investment”) of the Borrower (it being expressly understood and agreed that Investments of the type described in clause (iii) or clause (v) of the definition of Investment shall be included in the calculation of the Annual Maximum Investment solely in the fiscal year of the Borrower in which the Borrower or its Subsidiary, as the case may be, enters into an agreement (whether written or oral) or otherwise incurs an obligation to provide an Investment of either such type for the benefit of the Person in which such an Investment is made and the amount of the Guaranty or other obligation, as the case may be, is reasonably estimable);”
     (u) Changes in Organizational Documents. Section 7.2.16 [Changes in Organizational Documents] of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “7.2.16 Changes in Organizational Documents.
     The Borrower shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days’ prior written notice to the Administrative Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Banks, provided, however, that this Section 7.2.16 shall not require the consent of the Required Banks to any such change to the limited liability company agreement or other organizational documents of any Securitization Subsidiary made to facilitate any Permitted Receivables Financing.”
     (v) Joinder of Banks. Section 10.11 [Successors and Assigns] of the Credit Agreement is hereby amended by inserting the following new Section 10.11.5 immediately following Section 10.11.4 [Assignments by Banks to Federal Reserve Banks] appearing therein:
     “10.11.5 Joinder of an Additional Bank and Increased Commitment.
     A bank which is to become a party to this Agreement pursuant to Section 2.10 hereof (each an ‘Additional Bank’) and each existing Bank which increases its Revolving Credit Commitment in accordance with Section 2.10 [Right to Increase Commitments] shall execute and deliver to Administrative Agent a Bank Joinder to this Agreement in substantially the form attached hereto as Exhibit 1.1(B)(1). Upon execution and delivery of a Bank Joinder, such Additional Bank shall be a party hereto and a Bank under each of the Loan Documents for all purposes. Immediately prior to the effective date of such Bank Joinder, the Borrower shall either convert Loans subject to the Euro-Rate Option to Loans subject to the Base Rate Option or prepay, in accordance with the provisions of Section 4.4 [Prepayments], such Loans subject to the Euro-Rate Option (subject, in either case, to the payment and indemnity provisions of the Credit Agreement, including, without limitation, the provisions of Section 4.5.2 [Indemnity]) so that on the effective date of such Bank Joinder there shall be no Loans outstanding that are subject to the Euro-Rate Option. Schedule 1.1(B) shall be deemed to be automatically amended and restated on the effective date of such Bank Joinder to revise the information contained therein as appropriate to reflect the information on the attachment to such Bank Joinder. Simultaneously with the execution and delivery of such Bank Joinder, the Borrower shall execute a Revolving Credit Note and deliver it to such Additional Bank, or an amended and restated Revolving Credit Note and deliver it to such existing Bank, to provide for the increase in such existing Bank’s Revolving Credit Commitment, together with originals of such other documents described in Section 6.1 [First Loans and Letters of Credit] hereof as such Additional Bank or such existing Bank may reasonably require.”
     (w) Collateral. Section 10.18.2 [Collateral] of the Credit Agreement is hereby amended by deleting the last paragraph thereof and inserting in lieu thereof the following:

     “With respect to each Securitization Subsidiary (including each Securitization Subsidiary which is formed after the Closing Date) the Borrower shall within thirty (30) days following the date such Person becomes a Securitization Subsidiary: (i) cause all of the issued and outstanding capital stock, partnership interests, member interests or other equity interests of such Securitization Subsidiary that are owned by the Borrower or another Loan Party to be pledged on a first priority perfected basis to the Collateral Agent for the benefit of the Banks pursuant to the Pledge Agreements, (ii) deliver opinions of legal counsel, with respect to such Securitization Subsidiary, including opinions of local counsel in each applicable jurisdiction, as such opinions may be reasonably required by the Administrative Agent and with such opinions to be satisfactory in form, scope and substance to the Administrative Agent in its reasonable discretion, and (iii) obtain Uniform Commercial Code, lien, tax, and judgment searches (including searches of the applicable real estate indexes), with the results, form scope and substance of such searches to be satisfactory to the Administrative Agent.”
     (x) Requirements for Significant Subsidiaries. Section 10.18 [Requirements for Significant Subsidiaries] of the Credit Agreement is hereby further amended to add, immediately following Section 10.18.2 [Collateral] the following new Section 10.18.3 [Requirements for Special Joint Ventures]:
     “10.18.3 Requirements for Special Joint Ventures.
     Notwithstanding the foregoing provisions of this Section 10.18, no Special Joint Venture shall be required to become a Loan Party (including, without limitation such Special Joint Venture shall not be required to provide a Guarantor Joinder or provide the Collateral required pursuant to Section 7.1.12 [Collateral; Further Assurances] or this Section 10.18) nor shall the Borrower or any Subsidiary of the Borrower be required to pledge the equity interests of such Special Joint Venture if and only if and to the extent that the limited liability company agreement, limited partnership agreement, joint venture agreement, general partnership agreement or other constituent documents of such Special Joint Venture or other material agreement related to the Investment in such Special Joint Venture would prohibit the granting of such Liens or prohibit such Special Joint Venture from being a Loan Party under the Loan Documents.”
     (y) Pricing Grid. Schedule 1.1(A) — Pricing Grid of the Credit Agreement is hereby amended and restated in its entirety as set forth on the schedule titled as Schedule 1.1(A) — Pricing Grid attached hereto.
     (z) Assignment and Assumption Agreement. Exhibit 1.1(A) —Assignment and Assumption Agreement of the Credit Agreement is hereby amended and restated in its entirety as set forth on the exhibit titled Exhibit 1.1(A) —Assignment and Assumption Agreement attached hereto.
     (aa) Bank Joinder. New Exhibit 1.1(B)(1) — Bank Joinder is hereby added to the Credit Agreement in the form as set forth on the exhibit titled as Exhibit 1.1(B)(1) — Bank Joinder attached hereto.
     (bb) Quarterly Compliance Certificate. Exhibit 7.3.3 — Quarterly Compliance Certificate to the Credit Agreement is hereby amended and restated in its entirety as set forth on the exhibit titled as Exhibit 7.3.3 — Quarterly Compliance Certificate attached hereto.
     3. Conditions of Effectiveness of Amendments.
     The effectiveness of this Amendment is expressly conditioned upon satisfaction of each of the following conditions precedent:
     (a) Officer’s Certificate.
     The representations and warranties of the Borrower contained in Section 5 of the Credit Agreement including as amended by the modifications and additional representations and warranties of this Amendment, and of each Loan Party in each of the other Loan Documents shall be true and accurate on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Administrative Agent for the benefit of each Bank a certificate of the Borrower dated the date hereof and signed by the Chief Executive Officer, President, Treasurer or Chief Financial Officer of the Borrower to each such effect.
     (b) Secretary’s Certificate.
     There shall be delivered to the Administrative Agent for the benefit of each Bank a certificate dated the date hereof and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:
          (1) all action taken by each Loan Party in connection with this Amendment and the other Loan Documents;
          (2) the names of the officer or officers authorized to sign this Amendment and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Amendment and the true signatures of such officers, on which the Administrative Agent and each Bank may conclusively rely; and
          (3) copies of its organizational documents, including its certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement or limited liability company certificate and operating agreement, as the case may be, as in effect on the date hereof and, in the case of the certificate of incorporation of the Borrower, certified by the appropriate state official where such document is filed in a state office, together with certificates from the appropriate state officials as to the continued existence and good standing of the Borrower in the state of its formation and the state of its principal place of business.
     (c) Opinions of Counsel.
     There shall be delivered to the Administrative Agent for the benefit of each Bank a written opinion of Kirkpatrick & Lockhart Nicholson Graham LLP (who may rely on the opinions of such other counsel as may be acceptable to the Administrative Agent) and a written opinion of Gregory A. Billhartz, the Assistant General Counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Administrative Agent), each dated the date hereof and in form and substance satisfactory to the Administrative Agent and its counsel as to such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.
     (d) No Actions or Proceedings.
     No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Amendment, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Amendment or any of the other Loan Documents.
     (e) Payment of Fees.
     The Borrower shall pay or cause to be paid to the Administrative Agent for itself and for the account of the Banks all fees as required by that certain fee letter dated May 23, 2006, between the Administrative Agent and the Borrower, and all other fees, costs and expenses payable to the Administrative Agent or any Bank or for which the

Administrative Agent or any Bank is entitled to be reimbursed, including but not limited to the fees and expenses of the Administrative Agent’s legal counsel.
     (f) Consents.
     All material consents required to effectuate the transactions contemplated by this Amendment and the other Loan Documents and shall have been obtained.
     (g) Financial Projections.
     There shall have been delivered to the Administrative Agent copies of the Updated Financial Projections.
     (h) Confirmation of Guaranty.
     Each of the Guarantors shall have executed and delivered to the Administrative Agent the Confirmation of Guaranty in substantially the form attached hereto as Exhibit A.
     (i) Legal Details.
     All legal details and proceedings in connection with the transactions contemplated by this Amendment and the other Loan Documents shall be in form and substance satisfactory to the Administrative Agent and counsel for the Administrative Agent, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and its counsel, as the Administrative Agent or its counsel may reasonably request.
     4. Consent.
     By execution of this Amendment, each Agent and each Bank acknowledges that it has reviewed a copy of the Credit Agreement, as amended hereby, and hereby acknowledges and confirms that the February, 2006 Receivables Financing, as amended through the date hereof, is a Permitted Receivables Financing and hereby consents to such February, 2006 Receivables Financing, as so amended.
     5. Force and Effect.
     Except as otherwise expressly modified by this Amendment, the Credit Agreement and the other Loan Documents are hereby ratified and confirmed and shall remain in full force and effect after the date hereof.
     6. Governing Law.
     This Amendment shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.
     7. Effective Date; Certification of the Borrower.
     This Amendment shall be dated as of and shall be binding, effective and enforceable upon the date of (i) satisfaction of all conditions set forth in Section 3 hereof and (ii) receipt by the Administrative Agent of duly executed original counterparts of this Amendment from the Borrower and all Banks, and from and after such date this Amendment shall be binding upon the Borrower, each Bank and the Agents, and their respective successors and assigns permitted by the Credit Agreement. The Borrower by executing this Amendment, hereby certifies that this Amendment has been duly executed and that as of the date hereof no Event of Default or Potential Default exists under the Credit Agreement or the other Loan Documents.

          8. No Novation.
          This Amendment amends the Credit Agreement, but is not intended to constitute, and does not constitute, a novation of the Obligations of the Loan Parties under the Credit Agreement or any other Loan Document.
[Intentionally Blank]

[SIGNATURE PAGE 1 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]
     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this First Amendment to Credit Agreement as of the day and year first above written.

ARCH COAL, INC.

By:	/s/ James E. Florczak

Name: James E. Florczak Title: Treasurer

[SIGNATURE PAGE 2 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

BANK LEUMI USA

By:	/s/ Joung Hee Hong

Name: Joung Hee Hong Title: Vice President

[SIGNATURE PAGE 3 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

BANK OF MONTREAL

By:	/s/ Bruce A. Pietka

Name: Bruce A. Pietka Title: Vice President

[SIGNATURE PAGE 4 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

CALYON NEW YORK BRANCH

By:	/s/ Lee Greve

Name: Lee Greve Title: Managing Director

By:	/s/ Joe Philbin

Name: Joe Philbin Title: Director

[SIGNATURE PAGE 5 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

CITICORP USA, INC., individually and as Syndication Agent

By:	/s/ Daniel J. Miller

Name: Daniel J. Miller Title: Vice President

[SIGNATURE PAGE 6 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

COMMERCE BANK N.A.

By:	/s/ Douglas P. Best

Name: Douglas P. Best Title: Vice President

[SIGNATURE PAGE 7 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A. (as successor by merger to Fleet National Bank), individually and as Documentation Agent

By:	/s/ Robert D. Valbona

Name: Robert D. Valbona Title: Managing Director

[SIGNATURE PAGE 8 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually and as Syndication Agent

By:	/s/ Stacey Haimes

Name: Stacey Haimes Title: Vice President

[SIGNATURE PAGE 9 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Margaret C. Dierkes

Name: Margaret C. Dierkes Title: Vice President

[SIGNATURE PAGE 10 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Raymond Ventura

Name: Raymond Ventura Title: Deputy General Manager

[SIGNATURE PAGE 11 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

MORGAN STANLEY BANK

By:	/s/ Daniel Twenge

Name: Daniel Twenge Title: Vice President

[SIGNATURE PAGE 12 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

NATEXIS BANQUES POPULAIRES

By:	/s/ Timothy L. Polvado

Name: Timothy L. Polvado Title: Vice President and Group Manager

By:	/s/ Daniel Payer

Name: Daniel Payer Title: Vice President

[SIGNATURE PAGE 13 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

NATIONAL CITY BANK OF THE MIDWEST

By:	/s/ Eric Hartman

Name: Eric Hartman Title: Vice President

[SIGNATURE PAGE 14 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Richard C. Munsick

Name: Richard C. Munsick Title: Senior Vice President

[SIGNATURE PAGE 15 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

THE BANK OF NEW YORK

By:	/s/ Craig J. Anderson

Name: Craig J. Anderson Title: Vice President

[SIGNATURE PAGE 16 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

UBS LOAN FINANCE LLC

By:	/s/ Richard L. Tavrow

Name: Richard L. Tavrow Title: Director

By:	/s/ Irja R. Otsa

Name: Irja R. Otsa Title: Associate Director

[SIGNATURE PAGE 17 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

UMB BANK, N.A.

By:	/s/ Cecil G. Wood

Name: Cecil G. Wood Title: Executive Vice President

[SIGNATURE PAGE 18 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Bryan Read

Name: Bryan Read Title: Vice President

[SIGNATURE PAGE 19 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

REGIONS BANK (Formerly Union Planters Bank, N.A.)

By:	/s/ Steven A. Linton

Name: Steven A. Linton Title: Senior Vice President

[SIGNATURE PAGE 20 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

US BANK NATIONAL ASSOCIATION

By:	/s/ Karen Meyer

Name: Karen Meyer Title: Vice President

[SIGNATURE PAGE 21 OF 21 TO FIRST AMENDMENT TO CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION, individually and as Syndication Agent

By:	/s/ William F. Fox

Name: William F. Fox Title: Director